Exhibit 10(b)
September 15, 2010
Dear Ken:
     The purpose of this letter agreement is to detail the terms and conditions of your separation from Agilysys, Inc. As of the close of business on November 10, 2010 (the “Separation Date”), your employment with Agilysys will terminate. You will cease serving as Senior Vice President and Chief Financial Officer of the Company effective October 18, 2010, but will remain Chief Accounting Officer and an executive officer of the Company from October 18, 2010 through the Separation Date. On the Separation Date, you will resign from all positions with the Company and its subsidiaries.
1)	Severance and Benefits. In consideration of your employment through the Separation Date, provided that you satisfy each of the obligations set forth in paragraph 2 below, execute the release attached to this Agreement as Exhibit A after your Separation Date, and do not revoke your release of claims under the Age Discrimination in Employment Act, you will receive the following payments and benefits:
a)	Salary and Benefits. Through your Separation Date, you will continue to receive a salary at your current rate and pay intervals, and you will be eligible to participate in all employee benefits programs currently available to you.
b)	Severance. You will be entitled to the severance benefits set forth in your Employment Agreement, dated April 1, 2007 and incorporated by reference herewith, payable in connection with a termination without Cause, as defined in the Employment Agreement. You expressly waive and relinquish any rights you may have to any severance benefits under any other program, agreement, or policy.
c)	Annual Incentives. As you will not be employed on the last day of the 2011 fiscal year, you will not be eligible for a FY11 annual incentive.
d)	Vacation Pay. You will continue to accrue vacation days through the Separation Date and will be paid for all accrued and unused vacation days as of your Separation Date.
e)	Equity Awards. All vested and unvested equity awards as of the Separation Date shall be governed by the Stock Incentive Plans pursuant to which they were granted and the Grant Agreements you were awarded (all such Grant Agreements are incorporated by reference herewith). Equity-based award benefits will be treated in accordance with a termination without Cause, as defined in the relevant Grant Agreements and plan documents.

Mr. Kenneth J. Kossin
September 15, 2010

f)	Bonus. You will be paid an additional bonus of $25,000, as outlined in the accompanying Release attached as Exhibit A.
g)	Outplacement. As further consideration for the execution of this Agreement, Agilysys will pay outplacement fees and expenses for outplacement services charged by Ratliff & Taylor for a period of nine months from your Separation Date, such fees and expenses to be limited to $25,000.
2)	Severance Conditions. Receipt of the severance and other benefits outlined in Section 1 of the Agreement shall be conditioned upon your:
a)	Performing all of the following tasks in accordance with acceptable performance standards through the Separation Date:
i)	fully performing your current duties;
ii)	providing reasonable assistance to the Company in connection with a smooth and orderly transition of your responsibilities
iii)	performing such other duties reasonably requested of you by the Chief Executive Officer;
b)	overseeing the preparation of and filing with the Securities and Exchange Commission the FY11 second quarter Form 10-Q of the Company and taking customary actions and executing customary representation letters, certifications and other documents in connection therewith;
c)	overseeing and delivering customary reports with respect to the Company’s FY11 second quarter financial results to the Board of Directors of the Company and the Audit Committee and assisting in the preparation of the second quarter press release;
d)	being reasonably available during normal business hours to work on matters as assigned by the Chief Executive Officer of the Company; and
e)	Executing, after the Separation Date, the Release attached as Exhibit A, and not revoking your release of claims under the Age Discrimination in Employment Act in accordance with the terms therewith.

Mr. Kenneth J. Kossin
September 15, 2010

3)	Voluntary Resignation, Death, Disability, or Permitted Revocation. Notwithstanding anything in this Agreement to the contrary, if you voluntary resign, die or become disabled prior to the Separation Date, or if you do not sign this Agreement for any reason, you will forfeit all severance payments and other benefits outlined in this Agreement and your separation will instead be governed by the terms of your Employment Agreement.

4)	Severability. If any part of this Agreement is found to be unlawful or unenforceable to any extent, every other part of this Agreement shall remain fully valid and enforceable to the maximum extent permitted by law.

5)	Cooperation. If any federal, state, or local administrative agency is required to approve any part of this Agreement, including the attached Release, before it can be effective, I agree to cooperate and perform any act necessary or requested to bring about that approval.

6)	Miscellaneous.
a)	Executive Officer Status. After the Separation Date, as a former executive officer of Agilysys you will continue to be subject to Section 16 of the Securities Exchange Act of 1934. Please call Kathleen Weigand if you have any questions regarding Section 16.
b)	Benefits. Notwithstanding any other provision of this Agreement, the continued availability of any employment benefits is subject to the continued existence of the applicable Agilysys benefits plans, the terms of all applicable Agilysys benefits plans, as such terms and conditions are in effect from time to time in the future, and changes in governing laws and regulations applicable to the benefit plans. Nothing in this Agreement is meant to in any way restrict the ability of Agilysys to amend or eliminate any of such plans, according to the terms thereof.
c)	Taxes. Any payments made by Agilysys hereunder are subject to applicable federal, state and local tax withholding. It is expressly understood that the Company makes no representations or warranties regarding the tax implications of the compensation and benefits paid under this Agreement, including without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended and applicable administrative guidance and regulations.
d)	Attorney. You understand and acknowledge that you have the right to consult an attorney regarding the terms of this Agreement prior to your signing this letter, that you have been given ample time to do so and that whether or not you have done so is totally your choice.

Mr. Kenneth J. Kossin
September 15, 2010

e)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of you and your legal representatives, heirs, and beneficiaries and Agilysys and its successors and assigns.
f)	Headings. The headings in this Agreement exist only for the sake of convenience. The headings do not constitute part of this Agreement.
g)	Governing Law. The terms of this Agreement will be governed by the laws of the State of Ohio.
7)	Entire Agreement. There are no other agreements, contracts, or promises between other than those set forth in this Agreement and the documents it incorporates by reference (namely, your Employment Agreement and Grant Agreements). This Agreement supersedes all other earlier agreements, contracts, understandings, and promises made between us, whether express or implied. Notwithstanding the foregoing, any prior agreements that may exist between you and Agilysys concerning your obligation to refrain from competition against Agilysys, and to preserve Agilysys’ confidential business information and trade secrets, shall remain in force according to the terms thereof. In making my decision to sign this Agreement, I am not relying on any promise that Agilysys or its employees or agents have made to me, other than the promises that are actually set forth in writing in the text of this document.
Sincerely,
Martin F. Ellis
President and Chief Executive Officer
Agilysys, Inc.

AGREED AND ACCEPTED:

Kenneth J. Kossin, Jr.

Date:_______________________________

Exhibit A
RELEASE
     1. Right to Review Release and Consult a Lawyer. I have the right to review this Release and to consult a lawyer of my own choice before signing it. I acknowledge that Agilysys first gave me this Release to review on September 15, 2010. I understand that I have at least twenty-one (21) days to consider this Release before signing. I can sign sooner if I want, but I cannot sign any sooner than the day after my last day of employment with Agilysys. I agree that if I sign sooner than 21 days after receiving this Release, I am agreeing to give up my right to think about this Release for a full twenty-one (21) days.
     2. Agilysys’ Payment to Me. In consideration for my signing of this Release, and provided that I have done all that is required of me in my letter Agreement with Agilysys dated September 15, 2010, Agilysys agrees to pay me a lump sum bonus payment of $25,000 twenty-one (21) calendar days after I sign this Release and return it to Agilysys. I agree that the taxes on this payment are solely my responsibility, and that Agilysys will report this payment to all applicable taxing authorities. I acknowledge that I am not presently entitled to any of this money, and that Agilysys is only offering to pay me this money in exchange for my Release.
     3. General Release of Claims I release Agilysys from all claims, causes of action, and liabilities of any kind, known or unknown, regardless of their kind, arising from the dawn of time to the date that I have signed this Agreement.
     I understand that this release includes, but is not limited to, the following subject matters: any claimed liability for wages, commissions, bonuses, employment benefits, attorneys’ fees or damages of any kind whatsoever; any claim arising out of any contract, express or implied; any claim arising from an alleged breach of the covenant of good faith and fair dealing, express or implied; any claim of wrongful discharge or violation of public policy; and any claim arising under any federal, state, or local statute or ordinance, including but not limited to: the National Labor Relations Act, as amended (29 U.S.C. § 141 et seq. and 29 U.S.C. §151 et seq.); Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.); Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et seq.); the Immigration Reform and Control Act of 1986 (8 U.S.C. § 1101 et seq.); the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.); the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.); the Worker Adjustment and Retraining Notification Act of 1988 (29 U.S.C. § 2101 et seq.); the Sarbanes-Oxley Act (18 U.S.C. § 1514A et seq.); and any statutory claim for discrimination, workplace harassment, or retaliation. However, this release does not include any claim, cause of action, or liability arising out of acts or occurrences that take place entirely after the date that I have signed this Release.

Mr. Kenneth J. Kossin
September 15, 2010

     Not only do I release Agilysys in this way, but I also release all of Agilysys’ past, present and future parents, affiliates, subsidiaries, holding companies, insurers, and all of their officers, directors, stockholders, managers, attorneys, agents, representatives, successors and assigns, and their employee benefit plans and programs and their administrators and fiduciaries (“the Released Parties”).
     I already received all of the wages, payments, vacation, wage statements, leaves of absence, meal and rest breaks, and other rights and benefits to which I am entitled under federal, state, and local law, including the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Uniformed Services Employment and Reemployment Act, 38 U.S.C. § 4301 et seq.; and all local laws of similar effect. I have also already been fully paid in accordance with those laws for all of the hours that I have worked for Agilysys. Neither Agilysys nor any of the other Released Parties owe me anything for any unpaid wages, overtime, or accrued and unused vacation time.
     I have not filed any complaints, charges, lawsuits, or arbitration demands against Agilysys or any of the other Released Parties in any court, agency, or other forum. I agree not to initiate, solicit, assist, cooperate in, participate in or encourage any such actions in the future, unless I am specifically subpoenaed to appear in such a proceeding. I understand that this Release does not prevent me from filing a charge with or participating in proceedings before a federal, state or local administrative agency, but except where prohibited by law, I give my right to recover damages or other any other type of relief in such a proceeding that is brought on my behalf.
     I understand that the release I am giving includes claims that I do not have knowledge of at this time. I also understand that by signing this Release, I am giving up my right to sue or pursue any claim or lawsuit against Agilysys or any of the other Released Parties for anything that occurred prior to the date that I have signed this Agreement.
     4. I Have Not Sold or Assigned Any Claims. I am the sole legal and equitable owner of all of the rights, claims, and causes of action that I am releasing. I have not assigned, sold, transferred, encumbered any of these rights, claims, and causes of action to anyone else. I understand that Agilysys is relying on my representations in making its own decision to offer me continued employment through the Separation Date and the other benefits set forth in the attached Agreement.
     5. No Admission of Wrongdoing. I understand that neither Agilysys nor I are admitting any wrongdoing by signing our Agreement, and that nobody should interpret it as an admission by either Agilysys or myself that either of us did anything wrong or illegal.

Mr. Kenneth J. Kossin
September 15, 2010

     6. I Was Not Recently Injured. I have not suffered any injury during the past thirty (30) days. Agilysys did not ask me to sign this release within thirty (30) days of any injury I had suffered. Agilysys also did not discuss with me the possibility of entering into any kind of settlement, providing Agilysys with a release of claims, or providing Agilysys with any kind of statement, within thirty (30) days of any injury I had suffered.
     7. Revoking My Release under the Age Discrimination in Employment Act. I have the right to revoke my release of claims under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.). But I understand that if I want to exercise this right, I must do so no later than seven (7) calendar days after I have signed this release, and must prepare a written document that says, in effect, “I revoke my release of claims under the ADEA,” and I must deliver this document by hand or by U.S. mail to Agilysys. I understand that my revocation will not be effective unless it is actually delivered or postmarked no later than seven (7) calendar days after the date I have signed this release. I also understand that if I revoke my release of claims under the ADEA, then I will not receive the severance payment or any of the other benefits described in the accompanying Agreement. I agree that, if I revoke my release of claims under the ADEA as provided by this paragraph, then I will not receive the payment described in paragraph 2, but instead I will only receive $50.
     I also understand that, once I sign this release, I do not have the right to revoke any other portion of my release of claims, other than my release given under the ADEA.
     IF I HAVE SIGNED BELOW, IT IS ONLY BECAUSE I HAVE READ AND UNDERSTOOD EVERY WORD OF THIS RELEASE, AND BECAUSE I HAVE ALREADY CONSULTED A LAWYER IF I WANTED TO. I AM ENTERING INTO THIS RELEASE VOLUNTARILY AND WITHOUT ANY COERCION FROM ANYONE.
AGREED AND ACCEPTED:

Witness:
Kenneth J. Kossin, Jr.

Date: